Exhibit 10.3

FORM OF

AMENDMENT NO. 1

TO THE
CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amendment No. 1 (“Amendment”) is entered into as of May 1, 2019 (“Amendment Effective Date”) by and between Quotient Technology, Inc. (“Company”) and _________________ (“Executive”), to amend the Change of Control Severance Agreement by and between Company and Executive effective _____________ (“Agreement”). All capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company, to amend the term of the Agreement, to terminate on May 1, 2022, and to automatically renew for successive three year periods thereafter, with a right of either party to terminate the Agreement, for any reason, by giving written notice to the other party at least thirty days prior to the initial termination date or any subsequent termination date.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, Company and Executive hereby agree to amend the Agreement as follows:

1.	Section 1. Term of Agreement is hereby amended to delete the first and second sentences and replace them with the following:

This initial term of the Agreement (the “Initial Term”) shall commence on the Effective Date and terminate on May 1, 2022 and shall automatically renew for successive terms of three (3) years thereafter (the Initial Term and each successive term, a “Term”) and any obligations of the Company hereunder will lapse upon the completion of a Term.  Notwithstanding the foregoing provisions of this paragraph, (a) if a Change of Control occurs when there are fewer than twelve (12) months remaining during a Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control, (b) outside of a Change of Control Period, either party may terminate the Agreement, for any reason, by giving written notice to the other party at least thirty (30) days prior to May 1, 2022 or any subsequent termination date, or (c) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 6(h) hereof has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as such term is used in Section 6(h)) with respect to such Initial Grounds could occur following the expiration of the Term, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of the Cure Period, but such extension of the term will only apply with respect to the Initial Grounds.  If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

Except as specifically provided in this Amendment, the terms and conditions of the Agreement remain in full force and effect. This Amendment may be executed in counterparts, which together will constitute one document and be binding on all of the parties herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

EXECUTIVE	QUOTIENT TECHNOLOGY INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

[Signature page of Amendment No. 1 to the Change of Control Severance Agreement]

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